EXHIBIT 99.1

April 23, 2009	CONTACTS:	Investor Relations –	Mark G. Stockard
		Phone:	(713) 381-4707
		Toll Free:	(800) 659-0059
		Media Relations –	Rick Rainey
		Phone:	(713) 381-3635

TEPPCO PARTNERS, L.P. NAMES DUKE R. LIGON AND
IRVIN TOOLE, JR. TO BOARD OF DIRECTORS

HOUSTON –  TEPPCO Partners, L.P. (NYSE:TPP) today announced that Duke R. Ligon and Irvin Toole, Jr. have been elected to the board of directors of its general partner, Texas Eastern Products Pipeline Company, LLC, effective April 22, 2009.  In addition, both have been appointed to serve as members of the board’s Audit, Conflicts and Governance Committee.  On March 12, 2009, TEPPCO announced that Chairman of the Board, Murray H. Hutchison, had withdrawn from the Audit, Conflicts and Governance Committee in conjunction with the expansion of his responsibilities to include interim executive authority.

“With their in-depth understanding of the master limited partnership structure and broad experience in the crude oil and refined products areas that comprise our core pipeline business segments, I’m confident that both gentlemen will be productive additions to our board and we are very pleased and fortunate to have them part of the team,” said Jerry Thompson, president and chief executive officer of TEPPCO’s general partner.  “These latest additions bring the total number of members on the TEPPCO board to seven, five of which are independent directors.”

Since 2007, Mr. Ligon has served as a strategic advisor for Love’s Travel Stops & Country Stores, Inc. in Oklahoma City, Oklahoma.  Prior to his current responsibilities,

he spent 11 years as general counsel and senior vice president for Devon Energy Corporation.  During his nearly 40-year career, Mr. Ligon has served in numerous legal, regulatory and legislative advisory roles, providing counsel on a wide range of energy-related issues.  He earned a J.D. from the University of Texas and a bachelor’s degree from Westminster College in Fulton, Missouri.

From 1998 to 2006, Mr. Toole served as president, chief executive officer and director for the general partner of Pacific Energy Partners, L.P. and its predecessor companies.  During his tenure, he initiated the development of a major new crude oil import terminal at the Port of Los Angeles and completed a series of acquisitions totaling more than $1 billion.  His energy experience spans more than 40 years and includes various executive level financial and operational positions with several large integrated crude oil and refined products pipeline companies.  Mr. Toole holds a master’s degree and a bachelor’s degree in civil engineering from Texas A&M University and completed the Advanced Management Program at Harvard Business School.

TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States. TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil. TEPPCO also owns a marine business that operates primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico. For more information, visit TEPPCO’s website (www.teppco.com). Texas Eastern Products Pipeline Company,

LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings (NYSE:EPE).

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.'s filings with the Securities and Exchange Commission.  If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

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